*For Immediate Release*

Contact:

William C. Calderara

Chairman of the Board

(203) 720-5000

NAUGATUCK VALLEY FINANCIAL CORPORATION

AND NAUGATUCK VALLEY SAVINGS AND LOAN

APPOINT JAMES HASTINGS AS

CHIEF FINANCIAL OFFICER

Naugatuck, Connecticut; April 23, 2013. Naugatuck Valley Financial Corporation (the “Company”) (NasdaqGM: NVSL), the holding company for Naugatuck Valley Savings and Loan (the “Bank” or “Naugatuck Valley”), announced today the appointment of James Hastings as Chief Financial Officer of both the Company and the Bank. Thomas Van Lenten had been serving as Interim Chief Financial Officer of both the Company and the Bank. Mr. Hastings will also serve as an Executive Vice President of both the Company and the Bank.

William C. Calderara, President and Chief Executive Officer of both the Company and the Bank, said, “James Hastings is a well-respected and experienced community bank executive and we are extremely pleased that he has joined Naugatuck Valley. On behalf of Naugatuck Valley, I want to express our appreciation to Thomas Van Lenten for his service as Interim Chief Financial Officer.”

Mr. Hastings, a licensed certified public accountant, has over 30 years of experience in all aspects of banking and bank management and has held senior executive officer positions at several community banks. He joins Naugatuck Valley from Southern Community Financial Corporation, the holding company for Southern Community Bank and Trust (Winston Salem, North Carolina), where he served as Chief Financial Officer. Earlier in his career he served as President and Chief Executive Officer of Federal Savings Bank (Dover, New Hampshire), Senior Vice President and Director of Mortgage Banking of Cape Cod Five Cents Savings Bank (Orleans, Massachusetts), Chief Financial Officer and Treasurer of Heritage Financial Corporation (Seattle, Washington), Vice President – Finance, Real Estate Group of Seafirst Corporation (Seattle, Washington), and Controller of Seafirst Community Banking Corporation (Seattle, Washington). He started his career as a public accountant with the former Arthur Andersen & Company. Mr. Hastings holds a Masters of Business Administration (Finance) degree from the University of Washington and a Bachelors of Business Administration (Finance) degree from the University of Notre Dame.

Naugatuck Valley Financial Corporation is the holding company for Naugatuck Valley Savings and Loan. In addition to its main office in Naugatuck, the Bank operates nine other branch offices in Southwestern Connecticut. The Bank is a community-oriented financial institution dedicated to serving the financial services needs of consumers and businesses within its market area.

This press release contains forward-looking statements with the meaning of Section 21E of the Securities and Exchange Act of 1934, as amended. These statements are often identified by forward-looking words such as “expect,” “believe,” anticipate,” or other words with similar meanings. Forward-looking statements are not statements of fact and a number of factors could cause actual results to differ materially from expected results. All forward-looking statements included in this press release are based upon information available to the Company as of the date of this press release. Except as may be required by applicable law, the Company assumes no obligation to update or revise any such forward-looking statements. For additional discussion of the risks and uncertainties generally applicable to the Company, see the “Risk Factors” section of the Company’s Form 10-K for the year ended December 31, 2011 and its subsequent Quarterly Reports on Form 10-Q.